EXHIBIT 23.1
                                ____________
                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 26, 1996 with respect to the supplemental consolidated financial statements of Paychex, Inc. included in the Registration Statement (Form S-3 Amendment No. 1, No. 333-20797) and related Prospectus of Paychex, Inc. for the registration of 117,877 shares of its common stock and to the incorporation by reference therein of our report dated June 27, 1996, with respect to the consolidated financial statements of Paychex, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 1996, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP


March 25, 1997